Exhibit 14.2

                         ACCELR8 TECHNOLOGY CORPORATION
                     CODE OF ETHICS AND STANDARDS OF CONDUCT


INTRODUCTION

This Code of Ethics and Standards of Conduct has been adopted by the Board of Directors of the Accelr8 Technology Corporation ("Corporation") to assure that the Corporation adheres to ethical standards and obeys all applicable laws and that its employees, officers and directors clearly understand what is required of them in that regard. The Code does not address every ethical or legal issue that an employee, officer or director may face. The Code is not a substitute for the exercise of good judgment by the Corporation's employees, officers and directors.

The Corporation may from time to time adopt more detailed policies and procedures with regard to certain areas covered by the Code and other matters not mentioned in the Code. Compliance with the Code and compliance with the Corporation's policies and procedures are a condition of employment.

The Corporation's Audit Committee and Chief Financial Officer are responsible for the implementation and administration of the Code. Each manager is responsible for seeing that all employees under his or her supervision are thoroughly familiar with the Code and are applying it consistently in all of their business dealings. No employee has the authority to violate any of the Code's provisions or to direct or authorize others to do so.

The Code applies to Accelr8 Technology Corporation and to all subsidiaries, if any, over which the Corporation has control. In business affiliations in which the Corporation does not have control, representatives of the Corporation shall use their influence to achieve adherence to the spirit and content of the Code. The word "employees" in the Basic Principles and Practices includes officers, and, when they are acting on behalf of the Corporation, directors.

BASIC PRINCIPLES AND PRACTICES

ACCURATE BUSINESS RECORDS

The integrity and completeness of record-keeping is not only the Corporation's policy, it is also mandated by law. The Corporation is required to keep books, records, and accounts that accurately and fairly reflect all transactions and to maintain an effective system of internal controls. The improper alteration, destruction, concealment or falsification of records or documents may result in criminal penalties.

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Proper recording of all transactions is essential to the Corporation's control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all entries in the Corporation's books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to assure that their work is complete and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

Employees must provide accurate and complete information to the Corporation's officers, legal counsel, independent auditors, and any other person authorized to receive the information.

Secret activities invite misconduct, while full disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly to the Corporation's Chief Financial Officer, or the Chairman of the Audit Committee of the Board of Directors.

COMPLIANCE WITH LAWS

It is the Corporation's policy to comply with all laws, rules and regulations that are applicable to its business, in the United States and in other countries. To that end, the use of the Corporation's funds or assets for an unlawful or improper purpose is strictly prohibited. Where applicable laws, rules and regulations are ambiguous, management shall obtain legal advice to clarify their meaning and assure compliance.

CONFIDENTIALITY

Employees should maintain the confidentiality of information entrusted to them by the Corporation or its customers, except when disclosure is authorized or is legally mandated. Confidential information is all non-public information about the Corporation and its business. All employees must be careful not to disclose non-public information to unauthorized persons, either within or outside of the Corporation, and must exercise care to protect the confidentiality of such information received from another party. If employees are unsure whether information may be disclosed, they should ask their manager or seek advice from

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the Chief Financial Officer or the Chairman of the Audit Committee. The
unauthorized disclosure of confidential information will be considered a serious violation of the Code and may subject the violator to dismissal.

CONFLICTS OF INTEREST

While the Corporation respects the privacy of its employees in the conduct of their personal affairs, it insists that they fully discharge their employment obligations to the Corporation. Employees should avoid any activity in which their personal interests may come into conflict, or may appear to conflict, with the interests of the Corporation in its relations with current or prospective suppliers, customers, or competitors. Employees must report actual or potential conflicts of interest to the Corporation's outside counsel.

Two factors that will be considered when determining whether a conflict of interest exists are: (1) whether the employee is or could be in a position to influence the Corporation's relationship with the competitor, supplier, or customer; and (2) whether the employee's judgment could be affected, or could appear to be affected, as it relates to the competitor, supplier, or customer because of the significance of the employee's personal interest. Without limiting the general scope of this policy, the following relationships and courses of conduct will be considered to involve a conflict of interest unless in special circumstances they are specifically approved and waived by the
Corporation:

     o Concurrent employment by the Corporation and by any other firm or person if the employment encroaches materially on time or attention that should be devoted to the Corporation's affairs.

     o Concurrent employment of employees by the Corporation and by a current or potential competitor, supplier, or customer of the Corporation.

     o Holding by an employee or immediate relatives of an employee of a significant financial interest in any current or potential competitor, supplier, or customer of the Corporation. The term "financial interest" refers to any form of ownership or amount of ownership. Generally, an employee's financial interest will not be considered "significant" if the employee and the employee's immediate relatives own less than 1% of a publicly held company.

     o Acceptance by an employee or an immediate relative of an employee of membership on the board of directors of a current or potential competitor, supplier, or customer of the Corporation.

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     o    Acting as a consultant or advisor to a current or potential competitor of the Corporation.

     o Lending money to, guaranteeing debts of, or borrowing money from a current or potential competitor, supplier or customer of the Corporation by or for an employee or an immediate relative of an employee. The borrowing of money from a financial institution that provides services to the Corporation is not prohibited if the loan is of a type generally made available by the financial institution to all, or a specific group, of the Corporation's employees.

     o Participation by an employee in any charitable organization is encouraged except where the employee may be expected to divulge privileged or confidential information or trade secrets of the Corporation or take any other action that may subvert the Corporation's interest, reputation, or goodwill or where the participation encroaches materially on time or attention that should be devoted to the Corporation's affairs.

CORPORATE OPPORTUNITY

Employees must not take for themselves personally opportunities that could reasonably be available to the Corporation. An employee is prohibited from directly or indirectly acquiring rights to any property that the employee knows the Corporation may also be interested in acquiring. Employees should advance the legitimate interests of the Corporation when the opportunity to do so arises.

EMPLOYMENT MATTERS

It is the policy of the Corporation to comply with applicable employment laws, including those governing working conditions, wages, hours, benefits, and minimum age for employment, wherever it conducts business. Violations may be reported to the Corporation's Chief Financial Officer or the Chairman of the Audit Committee.

ENVIRONMENTAL MATTERS

It is the policy of the Corporation to comply with all applicable laws and regulations for the protection of the environment and the conservation of natural resources. The Corporation expects all of its employees to abide by established environmental policies and procedures. Violations may be reported to the Corporation's Chief Financial Officer or the Chairman of the Audit Committee.

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FAIR DEALING

When interacting with the Corporation's employees, competitors, suppliers, or customers, each employee should strive to act with integrity and honesty and avoid taking advantage of anyone through any unfair-dealing practice.

GIFTS, GRATUITIES, AND ENTERTAINMENT

Receiving business gifts, including the acceptance of meals and transportation, of nominal value is permissible where customary. Receiving cash or gifts of significant value is strictly prohibited. Customary business entertainment, including meals or transportation, is proper unless the value, cost, or frequency of the business entertainment is such that it could be interpreted as affecting an otherwise objective business decision. When determining if a gift could be interpreted as affecting an employee's otherwise objective business decision, the position of the employee and whether the employee is or could be in a position to influence the Corporation's relationship with the competitor, supplier, or customer will be taken into account.

Business-related social contacts can be in the best interest of the Corporation when properly conducted on a limited basis. Employees should make every effort to ensure that there is not the slightest reason for a third party to view these contacts as improper.

IMPROPER PAYMENTS

Business. No payment may be made by or on behalf of the Corporation, directly or indirectly, to officers, agents, or employees of customers, suppliers, or competitors of the Corporation. Payment includes unearned commissions or refunds, the donation or loan of the Corporation's property or services of the Corporation's personnel, the incurring or paying of expenses on behalf of another, and the reimbursing of officers, employees, or agents of the Corporation for payments made by them on the Corporation's behalf. Payment does not include (1) any incentive program that is approved by a customer or supplier and is consistent with industry practice, (2) a rebate or discount on the Corporation's products offered to all of the employees, or a specific group of employees, of a customer or supplier, (3) authorized and reasonable entertainment of customers, potential customers or others involved with the Corporation's business in a manner appropriate to the business relationship and the discussion of business matters, or (4) gifts of sales promotion items. While these transactions are not prohibited by this policy, they must be accurately disclosed in the Corporation's books of account.

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Government. No payment may be made by or on behalf of the Corporation either directly or indirectly to government officials, political candidates, or political parties. Some of these payments are prohibited by law, and criminal sanctions in the form of fines and imprisonment are frequently imposed for violations. Payments include, but are not limited to, kickbacks, gratuities, payoffs, bribes, or the payment of anything of value to government officials, political parties, or candidates. This policy does not affect the right of employees, acting in an individual capacity and not as representatives of the Corporation, to support political parties or candidates of their choice.

Strict adherence to this policy is required. It is the responsibility of management at all levels to enforce this policy and of all employees to report violations to, or, in doubtful cases, to seek advice from, their superiors or from the Corporation's outside counsel.

INSIDER TRADING

Employees may not trade in the Corporation's securities or the securities of other companies, including customers, suppliers, and others, on the basis of material non-public information. Information is material if it may affect an investor's decision to buy, sell or hold securities of a company. The use of material non-public information, regardless of how the information was obtained, to buy or sell the Corporation's stock, or to advise others to do so, could have serious legal consequences.

OCCUPATIONAL SAFETY

It is the policy of the Corporation to provide its employees with a place of employment that is free from recognized hazards, to comply with all applicable safety laws and regulations, and to reduce the frequency, severity, and costs of lost time occurrences. The Corporation expects all of its employees to abide by established safety procedures. The Corporation is responsible for developing, administering, and complying with its own safety and industrial hygiene program. Violations may be reported to the Corporation's Chief Financial Officer or the Chairman of the Audit Committee.

PROTECTION AND PROPER USE OF CORPORATE PROPERTY

Employees should protect the Corporation's assets and ensure their efficient use. Theft of the Corporation's assets will not be tolerated. The unauthorized personal use of any of the Corporation's property is strictly prohibited.

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IMPLEMENTATION OF THE CODE

Each manager is responsible for distribution of the Code to appropriate personnel within the manager's function or organization and for providing knowledge, education, and understanding of its importance and meaning. It is not expected that this Code will be distributed to personnel below the management or supervisory level, unless in the view of the particular manager such distribution is appropriate. Each employee given a copy of the Code must acknowledge in writing receipt of the Code. Employees violating the Code will be subject to disciplinary action, possibly including dismissal.

Employees may be required periodically to certify, in writing, compliance with the Code or to describe any deviations known to them.

REPORTING VIOLATIONS OF THE CODE

An employee who becomes aware of a violation of the Code or believes that a violation may take place in the future must report the matter. Ordinarily, the report may be made to the employee's immediate supervisor who, in turn, must report it to the Corporation's Chief Financial Officer or the Chairman of the Audit Committee. The employee also may bring the matter to the attention of any person identified in the text of the Code or an appropriate person. To ensure that a reporting employee is protected from reprisal, a request for anonymity will be respected to the extent that it does not result in the violation of the rights of another employee. A person making a good-faith report of a possible violation of the Code will not be subject to retaliation.

WAIVER

If an employee believes that a waiver of the Code is necessary or appropriate, including, but not limited to any potential or actual conflict of interest, or any waiver of the Corporation's policies or procedures, a request for a waiver and the reasons for the request must be submitted in writing to the Chief Financial Officer or the Chairman of the Audit Committee of the Corporation. An officer or director must submit the request for a waiver to the Chairman of the Audit Committee of the Board. Any waiver of the Code for executive officers and directors will be disclosed in accordance with the requirements of the United States Securities and Exchange Commission and the American Stock Exchange.


Approved by the Board of Directors October 27, 2005.


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